Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-177258

Prospectus Supplement No. 3

Teletouch Communications, Inc.

32,000,999 shares

This prospectus amends the prospectus dated November 1, 2011 to allow sales, from time to time, of up to 32,000,999 shares of our common stock by the shareholders, or Selling Shareholders, named in the section of this prospectus titled “Selling Security Holders”. We do not know when or in what amounts selling shareholders may offer the shares for sale. We will not receive proceeds from the sale of our shares by selling shareholders.  Our common stock is presently quoted for trading on the OTC Bulletin Board under the symbol “TLLE.OB” On November 28, 2011, the last sales price of the common stock, as reported on the OTC Bulletin Board was $0.80 per share.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on December 7, 2011, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated November 1, 2011, which is to be delivered with this prospectus supplement.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.  You should carefully consider the risks and uncertainties described under the heading "Risk Factors" beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is December 8, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2011
Date of Report (date of Earliest Event Reported)

TELETOUCH COMMUNICATIONS, INC.
(Exact Name of Company as Specified in its Charter)

DELAWARE	001-13436	75-2556090
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117
 (Address of principal executive offices and zip code)

(800) 232-3888
 (Company’s telephone number, including area code)

Not applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.   Other Events.

On December 6, 2011 an Agreed Order of Dismissal was entered by the Honorable Karen Wilcutts, arbitrator in the matter between Claimant/Counter-Respondent, Progressive Concepts, Inc. (“PCI”), and Respondents/Counter-Claimant, New Cingular Wirleless PCS, LLC d/b/a AT&T Mobility (“AT&T”) (collectively with PCI, the “Parties”).  The Parties have announced that all matters of controversy in the arbitration matter have been fully settled and compromised and have agreed that any and all claims asserted in this matters by any Party should be dismissed with prejudice.    The arbitration matter (JAMS Reference No. 1310018398) had been pending since the initial claim was filed by PCI in October 2009, as previously disclosed by the Company.  The terms of the Confidential Settlement and Release Agreement have been reported by the Company in its Current Report on Form 8-K filed on November 28, 2011.

Section 9 – Financial Statements and Exhibits

Item 9.01.   Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 7, 2011	By:	/s/ Douglas E. Sloan
	Name:	Douglas E. Sloan
	Title:	Chief Financial Officer